Exhibit 99.1

Contacts:	Ben Moreland, CFO
Jay Brown, Treasurer
Crown Castle International Corp.
713-570-3000

FOR IMMEDIATE RELEASE

CROWN CASTLE INTERNATIONAL

ANNOUNCES FIRST QUARTER 2008 RESULTS AND

CEO AND CFO SUCCESSION PLAN

April 23, 2008 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) today reported results for the quarter ended March 31, 2008 and announced that the Board of Directors has approved a succession plan for its Chief Executive Officer and Chief Financial Officer. Effective July 1, 2008, Ben Moreland, currently Crown Castle’s Executive Vice President and Chief Financial Officer, will become Crown Castle’s President and Chief Executive Officer; and Jay Brown, currently Crown Castle’s Vice President and Treasurer, will become Crown Castle’s Senior Vice President and Chief Financial Officer. John Kelly, currently Crown Castle’s President and Chief Executive Officer, will remain in an executive position as Executive Vice-Chairman of the Board of Directors.

“We had a very good first quarter 2008, exceeding our estimates for site rental revenue, site rental gross margin, Adjusted EBITDA and recurring cash flow,” stated Mr. Kelly. “The year over year growth in recurring cash flow per share of 40% that we achieved in the first quarter of 2008, as compared to the first quarter of 2007, demonstrates the significant growth that we are able to deliver with our tower portfolio and capital structure. During the first quarter of 2008, we completed the few remaining integration items related to our acquisition of Global Signal last year. We are encouraged by our year to date results, as reflected in our increase to full year 2008 Outlook. Further, with the successful conclusion of the 700 MHz auction and the accelerating growth in wireless data services, I remain excited about the long-term opportunities for our business.”

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CONSOLIDATED FINANCIAL RESULTS

On January 12, 2007, Global Signal Inc. merged into a subsidiary of Crown Castle (“Merger”). The results of the former subsidiaries of Global Signal Inc. (“Global Signal”) are included in Crown Castle’s results from January 12, 2007.

Site rental revenue for the first quarter of 2008 increased $45.2 million, or 15%, to $345.0 million from $299.8 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased 20% to $232.7 million, up $39.5 million in the first quarter of 2008 from the same period in 2007. Adjusted EBITDA for the first quarter of 2008 increased $43.7 million, or 26%, to $211.0 million, up from $167.3 million for the same period in 2007.

Recurring cash flow, defined as Adjusted EBITDA less interest expense less sustaining capital expenditures, increased from $82.4 million in the first quarter of 2007 to $118.1 million for the first quarter of 2008, up 43%. Weighted average common shares outstanding was 279.3 million for the first quarter of 2008 as compared to 273.5 million for the same period in the prior year. Recurring cash flow per share, defined as recurring cash flow divided by weighted average common shares outstanding, increased 40% to $0.42 in the first quarter of 2008, compared to $0.30 in the first quarter of 2007.

Net loss was $13.2 million for the first quarter of 2008, compared to a net loss of $42.9 million for the same period in 2007. Net loss after deduction of dividends on preferred stock was $18.4 million in the first quarter of 2008, compared to a loss of $48.1 million for the same period in 2007. First quarter 2008 net loss (after deduction of dividends on preferred stock) per share was $0.07, compared to a net loss per share of $0.18 in the first quarter of 2007.

SUCCESSION PLANS FOR CEO AND CFO

As approved by Crown Castle’s Board of Directors, effective July 1, 2008, Mr. Moreland will become Crown Castle’s President and Chief Executive Officer. Mr. Kelly will remain in an executive position as Executive Vice-Chairman of the Board of Directors with principal responsibility for overseeing Crown Castle’s strategy and ensuring leadership continuity. Also effective July 1, 2008, Mr. Brown will become Crown Castle’s Senior Vice President and Chief Financial Officer. J. Landis Martin will remain Chairman of the Board of Directors.

“The Board of Directors has been carefully evaluating our management succession plans and is extremely pleased with the depth of the management team that Mr. Kelly has built over the

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years,” stated Mr. Martin. “Crown Castle is well-positioned to continue our record of success under the leadership of Ben Moreland. Both Mr. Moreland and Mr. Brown have been instrumental in the development and success of Crown Castle, and our Board of Directors is unanimous in our belief that their leadership will continue to deliver significant value to our stockholders.”

“Our company has never been stronger operationally or financially,” stated Mr. Kelly. “I am confident that our executive management team, under Ben’s leadership, will take our company to new heights. I look forward to ensuring that a smooth transition of responsibilities occurs and to working with Ben on overall strategy as we capitalize on the strong wireless industry fundamentals.”

“I have benefited greatly from John Kelly’s leadership and guidance over the last eight years,” stated Mr. Moreland. “I am excited to lead our experienced management team and this great organization in continuing Crown Castle’s consistent track record of delivering for our employees, customers and stockholders.”

Mr. Moreland was appointed Chief Financial Officer of Crown Castle in April 2000. Prior to that, he served as Senior Vice President and Treasurer of Crown Castle and its domestic subsidiaries from October 1999. He was appointed to the Board of Directors in August 2006. Mr. Brown was appointed Treasurer of Crown Castle in May 2004 and Vice President of Finance in August 2001. Since joining Crown Castle in August of 1999, Mr. Brown has served in a number of positions in corporate development and corporate finance.

SEGMENT RESULTS

US site rental revenue for the first quarter of 2008 increased $39.0 million, or 14%, to $323.7 million, compared to first quarter 2007 US site rental revenue of $284.8 million. US site rental gross margin increased 19% to $217.3 million, up $34.4 million in the first quarter of 2008 from the same period in 2007.

Australia site rental revenue for the first quarter of 2008 increased $6.2 million, or 42%, to $21.3 million, compared to $15.0 million for the first quarter of 2007. Australia site rental gross margin for the first quarter of 2008 increased $5.0 million, or 49%, to $15.3 million, compared to first quarter 2007 site rental gross margin of $10.3 million. In prior years, Crown Castle has benefited from an annual customer payment in the second quarter. This benefit to site rental revenue and site rental gross margin of $2.7 million was achieved in the first quarter of 2008 and, as such, was not included in our previously provided first quarter 2008 Outlook.

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INVESTMENTS AND LIQUIDITY

During the first quarter of 2008, Crown Castle invested $61.7 million in capital expenditures, comprised of $3.8 million of sustaining capital expenditures and $57.9 million of revenue generating capital expenditures, of which $16.9 million was spent on existing sites, $27.0 million on land purchases and $14.0 million on the construction of new sites, including the completion of nine towers, and the acquisition of ten towers.

During the first quarter of 2008, Crown Castle purchased 1.1 million of its outstanding common shares for $42 million at an average price of $36.99 per share. Since January 2003, Crown Castle has invested over $2.2 billion in purchases of its securities to reduce fully diluted common shares by 88 million, or 29%.

In January 2008, Crown Castle borrowed $75 million under its revolving credit facility. As of April 23, 2008, Crown Castle has $100 million of undrawn capacity under its revolving credit facility.

“During the first quarter of 2008, we invested over $100 million in our core tower business including purchases of our own shares,” stated Mr. Moreland. “Consistent with our past actions, we have continued to evaluate and invest in share repurchases, construction of new sites, tower acquisitions and land purchases, which we believe will be long-term accretive to our business. This strategy, along with strong operating results and an appropriate capital structure, has resulted in a 40% growth in recurring cash flow per share in the first quarter of 2008. As presented in the Outlook table below, our 2008 Outlook suggests continued growth in recurring cash flow per share above our targeted 20% to 25% growth per year.”

OUTLOOK

The following Outlook tables are based on current expectations and assumptions. The Outlook tables assume a US dollar to Australian dollar exchange rate of 0.89 US dollars to 1.00 Australian dollar for full year 2008 Outlook.

As reflected in the following tables, Crown Castle has increased the midpoint of its full year 2008 Outlook, previously issued on February 6, 2008, for site rental revenue by $10.5 million, site rental gross margin by $10.0 million, Adjusted EBITDA by $7.0 million and recurring cash flow by $7.0 million.

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This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle’s filings with the Securities and Exchange Commission (“SEC”).

The following table sets forth Crown Castle’s current Outlook for the second quarter of 2008 and full year 2008:

(in millions, except per share amounts)	Second Quarter 2008	Full Year 2008
Site rental revenue	$344 to $349	$1,390 to $1,400
Site rental cost of operations	$111 to $115	$450 to $455
Site rental gross margin	$231 to $236	$940 to $950
Adjusted EBITDA	$208 to $213	$858 to $868
Interest expense and amortization of deferred financing costs(a)	$88 to $91	$355 to $360
Sustaining capital expenditures	$6 to $8	$21 to $26
Recurring cash flow	$112 to $117	$481 to $491
Net loss after deduction of dividends on preferred stock	$(36) to $0	$(111) to $(11)
Net loss per share(b)	$(0.13) to $0.00	$(0.40) to $(0.04)

(a)	Inclusive of $6.3 million and $25.3 million, respectively, of non-cash expense.
(b)	Based on 279.2 million shares outstanding as of March 31, 2008.

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CONFERENCE CALL DETAILS

Crown Castle has scheduled a conference call for Thursday, April 24, 2008, at 10:30 a.m. eastern time to discuss first quarter 2008 results and Crown Castle’s Outlook. Please dial 303-262-2175 and ask for the Crown Castle call at least 10 minutes prior to the start time. A telephonic replay of the conference call will be available from 12:30 p.m. eastern time on Thursday, April 24, 2008 through 11:59 p.m. eastern time on Thursday, May 1, 2008 and may be accessed by dialing 303-590-3000 using passcode 11112200#. An audio archive will also be available on Crown Castle’s website at http://www.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

Crown Castle engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 91 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and over 1,400 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit http://www.crowncastle.com.

Summary of Non-Cash Amounts in Tower Gross Margin

In accordance with applicable accounting standards, Crown Castle recognizes site rental revenues and ground lease expenses monthly on a straight-line basis, regardless of whether the receipts and payments are in equal monthly amounts. An agreement, related to an acquisition in Australia, provides the seller with a rent-free period at the beginning of the lease term, and other agreements call for rent to be prepaid for a specified period. If, and to the extent the payment terms call for fixed escalations (as in fixed dollar or fixed percentage increases), the effect of such increases is recognized on a straight-line basis over the appropriate lease term. As a result of this accounting method, a portion of the revenue and expense recognized in a given period represents cash collected or paid in other periods.

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A summary of the non-cash portions of our site rental revenue, ground lease expense, stock-based compensation for those employees directly related to US tower operations, net amortization of below-market and above-market lease acquired, and resulting impact on site rental gross margins is as follows:

(in thousands)	For the Three Months Ended March 31, 2008
Non-cash portion of site rental revenue attributable to rent free periods and straight-line recognition of revenue	$10,533
Non-cash portion of ground lease expense attributable to straight-line recognition of expenses	(10,239)
Stock-based compensation charges	(298)
Net amortization of below-market and above-market leases	132

Non-cash impact on site rental gross margin	$128

Non-GAAP Financial Measures

This press release includes presentations of Adjusted EBITDA and recurring cash flow, which are non-GAAP financial measures.

Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, integration costs, depreciation, amortization and accretion, losses on purchases and redemptions of debt, interest and other income (expense), interest expense and amortization of deferred financing costs, impairment of available-for-sale securities, benefit (provision) for income taxes, minority interests, cumulative effect of change in accounting principle, income (loss) from discontinued operations, and stock-based compensation charges. Adjusted EBITDA is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with Generally Accepted Accounting Principles (“GAAP”)).

Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures. Each of the amounts included in the calculation of recurring cash flow are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not defined under GAAP. We define sustaining capital expenditures as capital expenditures (determined in accordance with GAAP) which do not increase the capacity or life of our revenue generating assets and include capitalized costs related to (i) maintenance activities on our towers, (ii) vehicles, (iii) information technology equipment, and (iv) office equipment. Recurring cash flow is not intended as an alternative measure of cash flow from operations or operating results (as determined in accordance with GAAP).

Adjusted EBITDA and recurring cash flow are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations. Our measures of Adjusted EBITDA and recurring cash flow may not be comparable to similarly titled measures of other companies, including companies in the tower industry and in the historical financial statements of Global Signal. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA, recurring cash flow and recurring cash flow per share for the quarters ended March 31, 2008 and 2007 are computed as follows:

	For the Three Months Ended
	March 31, 2008	March 31, 2007
(in thousands, except per share amounts)
Net income (loss)	$(13,173)	$(42,891)
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	1,304	1,352
Integration costs(a)	2,504	8,848
Depreciation, amortization and accretion	132,033	138,693
Interest and other income (expense)	(2,310)	(3,299)
Interest expense and amortization of deferred financing costs	89,145	82,015
Benefit (provision) for income taxes	(4,659)	(22,162)
Minority interests	—	(217)
Stock-based compensation charges(c)	6,155	4,919

Adjusted EBITDA	$210,999	$167,258

Less: Interest expense and amortization of deferred financing costs	89,145	82,015
Less: Sustaining capital expenditures	3,760	2,844

Recurring cash flow	$118,094	$82,399

Weighted average common shares outstanding	279,340	273,456
Recurring cash flow per share	$0.42	$0.30

Adjusted EBITDA and recurring cash flow for the quarter ending June 30, 2008 and the year ending December 31, 2008 are forecasted as follows:

(in millions)	Q2 2008 Outlook	Full Year 2008 Outlook
Net income (loss)	$(31) to $5	$(90) to $10
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$0 to $3	$5 to $10
Integration costs	—	$2 to $4
Depreciation, amortization and accretion	$130 to $140	$520 to $560
Interest and other income (expense)	$(3) to $(1)	$(12) to $(7)
Interest expense and amortization of deferred financing costs(b)	$88 to $91	$355 to $360
Benefit (provision) for income taxes	$(12) to $(2)	$(35) to $(9)
Stock-based compensation charges(c)	$5 to $8	$23 to $30

Adjusted EBITDA	$208 to $213	$858 to $868

Less: Interest expense and amortization of deferred financing costs(b)	$88 to $91	$355 to $360
Less: Sustaining capital expenditures	$6 to $8	$21 to $26

Recurring cash flow	$112 to $117	$481 to $491

(a)	Inclusive of stock-based compensation charges.
(b)	Inclusive of $6.3 million and $25.3 million, respectively, from non-cash expense.
(c)	Exclusive of amounts included in integration costs.

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Other Calculations:

Sustaining capital expenditures for the quarters ended March 31, 2008 and March 31, 2007 is computed as follows:

	For the Three Months Ended
	March 31, 2008	March 31, 2007
(in thousands)
Capital Expenditures	$61,686	$47,179
Less: Revenue enhancing on existing sites	16,910	11,021
Less: Land purchases	27,047	26,033
Less: New site acquisition and construction	13,969	7,281

Sustaining capital expenditures	$3,760	$2,844

Site rental gross margin for the quarter ending June 30, 2008 and for the year ending December 31, 2008 is forecasted as follows:

(in millions)	Q2 2008 Outlook	Full Year 2008 Outlook
Site rental revenue	$344 to $349	$1,390 to $1,400
Less: Site rental cost of operations	$111 to $115	$450 to $455

Site rental gross margin	$231 to $236	$940 to $950

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) long-term opportunities for our business, (ii) our future results, including as compared to historical results, following and based upon the management changes described in the press release, (iii) our operational and financial strength, (iv) recurring cash flow (including recurring cash flow per share and annual growth), (v) the impact of and return on our investments, including the purchase of our securities, land purchases, and the construction and acquisition of towers, (vi) currency exchange rates, (vii) site rental revenues, (viii) site rental cost of operations, (ix) site rental gross margin, (x) Adjusted EBITDA, (xi) interest expense and amortization of deferred financing costs, (xii) sustaining capital expenditures, (xiii) net loss (including net loss per share), and (xiv) the utility of certain financial measures in analyzing our results. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.

•

A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of, or network sharing among, any of our limited number of customers may materially decrease revenues.

•	Consolidation among our customers may result in duplicate or overlapping parts of networks, which may result in a reduction of sites and have a negative effect on revenues and cash flows.

•

Our substantial level of indebtedness may adversely affect our ability to react to changes in our business, and we may be limited in our ability to refinance our existing debt or use debt to fund future capital needs.

•	A wireless communications industry slowdown may materially and adversely affect our business (including reducing demand for our towers and network services) and the business of our customers.

•

As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our towers.

•	New technologies may significantly reduce demand for our towers and negatively impact our revenues.

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•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to the land under our towers, our business may be adversely affected.

•	If we are unable to raise capital in the future when needed, we may not be able to fund future growth opportunities.

•

FiberTower’s business has certain risk factors different from our core tower business, including an unproven business model, and may produce results that are less than anticipated, resulting in a write off of all or part of our investment in FiberTower.

•

Our lease relating to our Spectrum has certain risk factors different from our core tower business, including that the Spectrum lease may not be renewed or continued, that the option to acquire the Spectrum may not be exercised, and that the Spectrum may not be deployed, which may result in the revenues derived from the Spectrum being less than those that may otherwise have been anticipated.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•

If radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs and revenues.

•

Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•	We may suffer losses due to exposure to changes in foreign currency exchange rates relating to our operations outside the US.

Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) AND OTHER FINANCIAL DATA (in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Net revenues:
Site rental	$345,033	$299,792
Network services and other	25,588	15,917

Total net revenues	370,621	315,709

Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	112,380	106,595
Network services and other	18,411	11,773

Total costs of operations	130,791	118,368

General and administrative	34,986	35,002
Asset write-down charges	1,304	1,352
Integration costs	2,504	8,848
Depreciation, amortization and accretion	132,033	138,693

Operating income (loss)	69,003	13,446
Interest and other income (expense)	2,310	3,299
Interest expense and amortization of deferred financing costs	(89,145)	(82,015)

Income (loss) from continuing operations before income taxes and minority interests	(17,832)	(65,270)
Benefit (provision) for income taxes	4,659	22,162
Minority interests	—	217

Net income (loss)	(13,173)	(42,891)
Dividends on preferred stock	(5,202)	(5,201)

Net income (loss) after deduction of dividends on preferred stock	$(18,375)	$(48,092)

Net income (loss) per common share – basic and diluted	$(0.07)	$(0.18)

Weighted average common shares outstanding – basic and diluted	279,340	273,456

Adjusted EBITDA	$210,999	$167,258

Stock-based compensation expenses:
Site rental cost of operations	$298	$66
Network services and other cost of operations	133	69
General and administrative	5,724	4,784
Integration costs	—	631

Total	$6,155	$5,550

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	March 31, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$97,232	$75,245
Restricted cash, current portion	175,880	165,556
Receivables, net of allowance for doubtful accounts	35,331	37,134
Prepaid expenses	92,353	72,518
Deferred income tax assets and other current assets	142,564	146,802

Total current assets	543,360	497,255
Deferred site rental receivables	134,453	127,388
Available-for-sale securities, net	46,381	60,085
Property and equipment, net	5,021,536	5,051,055
Goodwill	1,970,501	1,970,501
Other intangible assets, net	2,639,950	2,676,288
Deferred financing costs and other assets, net of accumulated amortization	114,182	105,561

	$10,470,363	$10,488,133

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,377	$37,366
Deferred revenues and other accrued liabilities	243,692	253,121
Short-term debt and current maturities of long-term debt	156,500	81,500

Total current liabilities	432,569	371,987
Long-term debt, less current maturities	5,986,978	5,987,695
Deferred income tax liability	238,376	281,259
Deferred ground lease payables and other liabilities	452,444	366,483

Total liabilities	7,110,367	7,007,424
Redeemable preferred stock	314,030	313,798
Stockholders’ equity	3,045,966	3,166,911

	$10,470,363	$10,488,133

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$(13,173)	$(42,891)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	132,033	138,693
Deferred income tax (benefit) provision	(6,308)	(22,906)
Other adjustments, net	11,915	11,903
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(23,101)	(33,166)
Decrease (increase) in assets	(33,574)	(2,877)

Net cash provided by (used for) operating activities	67,792	48,756

Cash flows from investing activities:
Proceeds from investments and disposition of property and equipment	104	2,536
Payments for acquisitions (net of cash acquired) of businesses	—	(489,477)
Capital expenditures	(61,686)	(47,179)

Net cash provided by (used for) investing activities	(61,582)	(534,120)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	650,000
Proceeds from issuance of capital stock	946	5,576
Principal payments on long-term debt	(1,625)	—
Purchases of capital stock	(42,365)	(600,709)
Borrowings under revolving credit agreements	75,000	—
Incurrence of financing costs	(1,502)	(6,062)
Net decrease (increase) in restricted cash	(10,324)	(27,112)
Dividends on preferred stock	(4,969)	(4,969)

Net cash provided by (used for) financing activities	15,161	16,724

Effect of exchange rate changes on cash	616	460
Net increase (decrease) in cash and cash equivalents	21,987	(468,180)
Cash and cash equivalents at beginning of period	75,245	592,716

Cash and cash equivalents at end of period	$97,232	$124,536

Supplemental disclosure of cash flow information:
Interest paid	$82,385	$67,651
Income taxes paid	939	393

CROWN CASTLE INTERNATIONAL CORP.

Summary Fact Sheet

(dollars in thousands)

	Quarter Ended 6/30/07			Quarter Ended 9/30/07			Quarter Ended 12/31/07			Quarter Ended 3/31/08
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Revenues
Site Rental	$303,665	$18,671	$322,336	$309,798	$16,999	$326,797	$316,750	$20,793	$337,543	$323,748	$21,285	$345,033
Services	18,652	1,882	20,534	23,035	1,912	24,947	33,873	3,747	37,620	23,834	1,754	25,588

Total Revenues	322,317	20,553	342,870	332,833	18,911	351,744	350,623	24,540	375,163	347,582	23,039	370,621

Operating Expenses
Site Rental	106,979	5,187	112,166	106,014	5,849	111,863	106,636	6,082	112,718	106,432	5,948	112,380
Services	13,608	1,071	14,679	15,864	1,168	17,032	19,906	2,352	22,258	17,359	1,052	18,411

Total Operating Expenses	120,587	6,258	126,845	121,878	7,017	128,895	126,542	8,434	134,976	123,791	7,000	130,791

General & Administrative	33,064	3,263	36,327	29,319	3,562	32,881	32,392	6,244	38,636	31,032	3,954	34,986

Operating Cash Flow	168,666	11,032	179,698	181,636	8,332	189,968	191,689	9,862	201,551	192,759	12,085	204,844

Add: Stock-Based Compensation (a)	6,252	430	6,682	5,373	439	5,812	5,164	2,510	7,674	5,418	737	6,155

Adjusted EBITDA	$174,918	$11,462	$186,380	$187,009	$8,771	$195,780	$196,853	$12,372	$209,225	$198,177	$12,822	$210,999

(a) Exclusive of charges included in restructuring charges and integration costs.

	Quarter Ended 6/30/07			Quarter Ended 9/30/07			Quarter Ended 12/31/07			Quarter Ended 3/31/08
	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC	CCUSA	CCAL	CCIC
Gross Margins:
Site Rental	65%	72%	65%	66%	66%	66%	66%	71%	67%	67%	72%	67%
Services	27%	43%	29%	31%	39%	32%	41%	37%	41%	27%	40%	28%

Operating Cash Flow Margins	52%	54%	52%	55%	44%	54%	55%	40%	54%	55%	52%	55%

Adjusted EBITDA Margin	54%	56%	54%	56%	46%	56%	56%	50%	56%	57%	56%	57%

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:

(dollars in thousands)

	Quarter Ended
	6/30/2007	9/30/2007	12/31/2007	3/31/2008
Net income (loss)	$(32,740)	$(67,013)	$(80,169)	$(13,173)
Adjustments to increase (decrease) net income (loss):
Restructuring charges (credits) (1)	—	3,191	—	—
Asset write-down charges	3,391	59,306	1,466	1,304
Integration costs (1)	5,069	4,749	6,752	2,504
Depreciation, amortization and accretion	133,324	135,540	132,347	132,033
Losses on purchases and redemptions of debt	—	—	—	—
Interest and other income (expense)	(2,906)	(2,965)	(181)	(2,310)
Interest expense, amortization of deferred financing costs	88,790	89,407	90,047	89,145
Impairment of available-for-sale securities	—	—	75,623	—
Benefit (provision) for income taxes	(15,620)	(31,923)	(24,334)	(4,659)
Minority interests	390	(324)	—	—
Cumulative effect of change in accounting principle	—	—	—	—
Income (loss) from discontinued operations, net of tax	—	—	—	—
Stock-based compensation (2)	6,682	5,812	7,674	6,155
Adjusted EBITDA	$186,380	$195,780	$209,225	$210,999

(1)	inclusive of stock-based compensation charges
(2)	exclusive of amounts included in restructuring charges (credits) and integration costs

CCI FACT SHEET Q1 2007 to Q1 2008

dollars in thousands

	Q1 ‘07		Q1 ‘08		% Change
CCUSA
Site Rental Revenue	$284,752		$323,748		14%
Ending Sites	22,264		22,416		1%

CCAL
Site Rental Revenue	$15,040		$21,285		42%
Ending Sites	1,438		1,440		0%

TOTAL CCIC
Site Rental Revenue	$299,792		$345,033		15%
Ending Sites	23,702		23,856		1%

Ending Cash and Cash Equivalents	$124,536	*	$97,232	*

Debt
Bank Debt	$650,000		$793,500
Securitized Debt & Other Notes	$5,346,241		$5,349,978
6 1/4% Convertible Preferred Stock	$313,103		$314,030

Total Debt	$6,309,344		$6,457,508

Leverage Ratios
Net Bank Debt + Bonds / EBITDA	8.8X		7.2X
Total Net Debt / EBITDA	9.2X		7.5X
Last Quarter Annualized Adjusted EBITDA	$669,032		$843,996

*	Excludes Restricted Cash